Exhibit 99.1

NEWS RELEASE

Contact:	Michelle Layne
(410) 933–5895
mlayne@safenet-inc.com
www.safenet-inc.com

SafeNet Reports Fourth Quarter and 2002 Year End Financial Results

Company Reports Record Revenues; Earnings Exceed Estimates

BALTIMORE, Maryland — January 28, 2003— SafeNet (NASDAQ: SFNT), a leading provider of Internet security technology that is the de facto standard in the VPN industry, today announced results for the fourth quarter and year ended December 31, 2002.

Revenues for the three-month period ending December 31, 2002, were approximately $9.8 million, compared to approximately $4.1 million for the same period in 2001, an increase of 139%.  On a sequential basis, revenues increased by 11% from the third quarter of 2002.

Pro forma net income for the 2002 fourth quarter was approximately $1.6 million, or $0.19 per diluted share, compared to $318,000, or $0.04 per diluted share, for the quarter ended December 31, 2001.  The 2002 quarterly pro forma net income and per share information excludes income and losses from discontinued operations, acquisition related expenses, and assumes a 35% income tax rate.  The pro forma effect reduced net income by $395,000 or $0.05 per diluted share, for the quarter ended December 31, 2002, compared to increased net income of $819,000 or $0.11 per diluted share for the quarter ended December 31, 2001.

Income from continuing operations calculated on a Generally Accepted Accounting Principles (GAAP) basis for the quarter ended December 31, 2002, was approximately $1.8 million, or $0.22 per diluted share, which compares to $489,000, or $0.07 per diluted share for the same period of 2001.  GAAP net income, inclusive of the effect of discontinued operations, was approximately $1.9 million, or $0.23 per diluted share, for the 2002 fourth quarter, which compares to a GAAP net loss of $501,000, or $0.06 per diluted share, for the same quarter of the prior year.

Revenues for the year ended December 31, 2002, were approximately $32.2 million, compared to $16.5 million for the same period in 2001, an increase of 95%.

Pro forma net income for 2002 was $2.8 million, or $0.34 per diluted share, compared to a net loss of $70,000, or $0.01 per diluted share, for the year ended December 31, 2001.  The 2002 pro forma net income and per share information excludes income and losses from discontinued operations, acquisition related expenses, and assumes a 35% income tax rate.  The pro forma effect increased net income by approximately $7.5 million for the year ended December 31, 2002, compared to an increase of $4.9 million for the year ended December 31, 2001.

The GAAP net loss from continuing operations for the year ended December 31, 2002, was $785,000, or $0.10 per diluted share, which compares to a loss of $109,000, or $0.01 per diluted share for 2001.  The loss from discontinued operations was $4.0 million for the year ended December 31, 2002, compared to a loss of $3.5 million for the year ended December 31, 2001. The GAAP net loss, inclusive of the effect of discontinued operations, was $4.7 million, or $0.61 per diluted share, for 2002, which compares to a loss of $3.6 million, or $0.50 per diluted share, for the prior year.

Anthony Caputo, Chairman and CEO of SafeNet, stated, “We’ve made remarkable progress on all of our strategic initiatives this past year, and we’ve seeded a number of initiatives that we anticipate will bring us further growth in 2003 and beyond.  Our solutions have emerged as the global de facto standard for Virtual Private Network (VPN) security—as affirmed by numerous and significant awards from large enterprises, greater penetration among OEM network infrastructure providers, and increased licensing of our technology by manufacturers of next-generation wireless devices.”

He continued, “Our strategy of providing strong VPN security to government customers continues to gain success.  Earlier this year, we announced the award of a multi-million dollar contract to develop high assurance VPN chips for Homeland Security and classified government information applications. We followed that contract in the fourth quarter, with the introduction of SafeNet’s HighAssurance™ Remote VPN software, a technology, which contains numerous high-level security features not currently found in any other VPN software.  The success of this new product was highlighted today by our announcement of a government-wide software license agreement, which is guaranteed to produce several million dollars in license revenue during the first year.”

“Moreover, we believe our acquisition of Cylink will add to our prestigious roster of government customers, and open up new markets for our combined product set.  It will also give us an excellent new security management system, allowing us to target customers who are looking for a seamless, cost-effective solution to migrate from wide area networks to the advantages of VPNs.”

He added, “As we enter 2003, our 20th year of operations, with the most competitive VPN offering on the market, we anticipate another remarkable year for SafeNet.”

Business Updates

During the fourth quarter of 2002, SafeNet announced:

•                  Plans to acquire Cylink Corporation, a California-based company that develops, markets and supports a comprehensive portfolio of hardware and software security products that protect and manage the access, privacy, and integrity of information transmitted over local area networks, wide area networks, and VPNs. SafeNet anticipates that the acquisition should close in early February, allowing the Company to finalize and implement integration plans and accelerate previously initiated joint marketing efforts.

•                  The availability of its HighAssurance™ Remote client software. The HighAssurance™ Remote client, which includes FIPS technology and the Advanced Encryption Standard (AES algorithm), is a truly ground-breaking stride towards security aimed at supporting the nation’s homeland security efforts, containing numerous high-level security features not currently found in any VPN software product on the market today.

•                  NETGEAR’s selection of the SafeXcel-1741 security co-processor to provide security to its new Wireless Firewall Router device, the FVM318. The FVM318 is a wireless firewall router device that establishes IPSec-based VPN tunnels over the wireless LAN and multiple tunnels over the WAN connection.  In addition, NETGEAR will be bundling SafeNet’s new version of its remote access client software called SoftRemoteBasic with the FVM318 Router.

•                  NEC Corporation’s selection of SafeNet’s SafeXcel-1741 VPN chip to secure “Fiber to the Home” (FTTH) Connections. NEC is deploying the chip in its IX2010 access router for corporate networks.

•                  SnapGear’s selection of SafeNet’s Momentum Series SafeXcel™-1141 chip, for its new VPN appliance, the SME550. The SME550 is a VPN/Firewall appliance intended for larger enterprise use with throughput up to 10 Mbps.

•                  A joint development and marketing agreement with Raqia Networks. Under the agreement, SafeNet made a minority investment in Raqia and the two companies will join their market-leading silicon technologies to create the industry’s most secure and comprehensive systems-on-chip, co-processors, and accelerator cards.

Guidance

As previously announced, SafeNet is hosting a conference call today, at which time SafeNet will discuss the Company’s outlook for 2003.  To join SafeNet in the conference call, dial 1-800-949-2486 and use pin # 6393732. The conference call will be replayed via webcast starting Wednesday, January 29, 2003, in the Investor Events section on SafeNet’s corporate website at www.safenet-inc.com.

About SafeNet, Inc.

SafeNet, Inc. (NASDAQ: SFNT) has set the industry standard for virtual private network (VPN) technology and secure business communications. With more than 19 years experience in developing, deploying, and managing network security systems for the most security-conscious financial institutions and government organizations around the world, SafeNet’s proven technology has emerged as the de facto industry standard for VPNs. SafeNet created the first Internet VPN system, which has evolved into the only encryption platform to meet every security need in every product category. SafeNet security solutions, based on SecureIP Technology™, and part of the CGX Security Platform, have become the products of choice for leading Internet infrastructure manufacturers, service providers, and security vendors. With SafeNet securing the infrastructure of today’s e-business communications as well as leading the way in government Homeland and classified data security, the company has opened new markets for interoperable, secure, and deployable VPN communications. Commercial customers include Texas Instruments, Microsoft, Samsung, Centillium Communications, ARM, and Cisco Systems. Government customers include U.S. Department of Defense, U.S. Internal Revenue Service, and the Social Security Administration. For more information, visit http://www.safenet-inc.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this release concerning SafeNet’s future prospects are “forward-looking statements” under the Federal securities laws. There can be no assurance that future results will be achieved, and actual results could differ materially from forecasts, estimates, and summary information contained in this news release. Important factors that could cause actual results to differ materially are included but are not limited to those listed in SafeNet’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company assumes no obligation to update information concerning its expectations.

###

Editor’s Note: SafeNet and SoftRemote are registered trademarks and SafeXcel, SoftRemotePDA, EmbeddedIP, and SecureIP Technology are trademarks of SafeNet, Inc. All other trademarks are the property of their respective owners.

[Financial Statements to Follow]

SAFENET, INC.

AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - In thousands, except per share amounts)

(See pro forma reconciliation below)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2002	2001	2002	2001
	(unaudited)	(restated)	(unaudited)	(restated)
Revenues
Licenses and royalties	$2,776	$386	$7,398	$4,031
Products	5,804	3,054	21,588	9,732
Service and maintenance	1,246	645	3,249	2,699
Total revenues	9,826	4,085	32,235	16,462

Cost of revenues
Licenses and royalties	234	116	811	644
Products	2,024	458	7,699	3,423
Service and maintenance	111	144	453	458
Total cost of revenues	2,369	718	8,963	4,525

Gross profit	7,457	3,367	23,272	11,937

Research and development expenses	1,957	1,635	8,503	6,118
Sales and marketing expenses	2,143	939	7,341	5,061
General and administrative expenses	1,219	593	3,853	2,203
Write-off of acquired in-process research and development costs	-	-	-	-
Amortization of acquired intangible assets	-	-	-	-
Pro forma operating expenses	5,319	3,167	19,697	13,382

Pro forma operating income (loss)	2,138	200	3,575	(1,445)

Interest and other income, net	248	289	669	1,336

Pro forma income (loss) before income taxes	2,386	489	4,244	(109)

Pro forma income tax expense (benefit)	835	171	1,485	(39)

Pro forma net income (loss)	$1,551	$318	$2,759	$(70)

Pro forma income (loss) per common share - basic and diluted
Basic	$0.20	$0.04	$0.36	$(0.01)
Diluted	$0.19	$0.04	$0.34	$(0.01)

Shares used in computation:
Basic	7,824	7,092	7,730	7,057
Diluted	8,265	7,191	8,040	7,057

The above pro forma amounts have been adjusted for the following:
(Income) Loss from discontinued operations (GDS)	$(112)	$990	$3,954	$3,453
Increase in inventory reserve	-	-	-	969
Write-off of chip development costs	-	-	-	428
Costs of integration of acquired company	256	-	256	-
Write-off of acquired in-process research and development costs	-	-	3,375	-
Amortization of acquired intangible assets	386	-	1,488	-
Deferred tax benefit	(90)	-	(90)	-
Income tax (expense) benefit	(835)	(171)	(1,485)	39

Pro forma effect	$(395)	$819	$7,498	$4,889

SAFENET, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2002	2001	2002	2001
	(unaudited)	(restated)	(unaudited)	(restated)
Revenues
Licenses and royalties	$2,776	$386	$7,398	$4,031
Products	5,804	3,054	21,588	9,732
Service and maintenance	1,246	645	3,249	2,699
Total revenues	9,826	4,085	32,235	16,462

Cost of revenues
Licenses and royalties	234	116	811	644
Products	2,024	458	7,699	3,423
Service and maintenance	111	144	453	458
Total cost of revenues	2,369	718	8,963	4,525

Gross profit	7,457	3,367	23,272	11,937

Research and development expenses	1,957	1,635	8,503	6,118
Sales and marketing expenses	2,143	939	7,341	5,061
General and administrative expenses	1,475	593	4,109	2,203
Write-off of acquired in-process research and development costs	-	-	3,375	-
Amortization of acquired intangible assets	386	-	1,488	-
Total operating expenses	5,961	3,167	24,816	13,382

Operating income (loss)	1,496	200	(1,544)	(1,445)

Interest and other income, net	248	289	669	1,336

Income (loss) from continuing operations before income taxes	1,744	489	(875)	(109)

Income tax benefit	(90)	-	(90)	-

Income (loss) from continuing operations	1,834	489	(785)	(109)

Income (loss) from operations of discontinued GDS business (including loss on disposal of $0, $0, $3,506 and $0)	112	(990)	(3,954)	(3,453)

Net income (loss)	$1,946	$(501)	$(4,739)	$(3,562)

Income (loss) per common share — basic and diluted
Basic
Income (loss) from continuing operations	$0.24	$0.07	$(0.10)	$(0.01)
Income (loss) from discontinued operations (GDS)	0.01	(0.13)	(0.51)	(0.49)
Net income (loss) per share	$0.25	$(0.06)	$(0.61)	$(0.50)

Diluted
Income (loss) from continuing operations	$0.22	$0.07	$(0.10)	$(0.01)
Income (loss) from discontinued operations (GDS)	0.01	(0.13)	(0.51)	(0.49)
Net income (loss) per share	$0.23	$(0.06)	$(0.61)	$(0.50)

Shares used in computation:
Basic	7,824	7,092	7,730	7,057
Diluted	8,265	7,191	7,730	7,057

SAFENET, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2002	2001
	(unaudited)	(restated)
Assets

Current Assets:
Cash and cash equivalents	$3,399	$14,819
Short term investments	28,763	15,865
Accounts receivable, net of allowance for doubtful accounts of $203 and $150	4,534	3,529
Inventories, net of reserve of $958 and $481	1,008	1,260
Other current assets	1,025	546
Current assets of discontinued operations	69	784
Total current assets	38,798	36,803
Equipment and leasehold improvements, net of accumulated depreciation of $4,295 and $3,124	1,246	969
Computer software development costs, net of accumulated amortization of $1,513 and $3,113	479	727
Goodwill	12,826	-
Intangible assets, net of accumulated amortization of $1,488 and $0	595	-
Non-current assets of discontinued operations	-	537
Other assets	1,375	841
	$55,319	$39,877

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,829	$988
Accrued salaries and commissions	2,067	713
Other accrued expenses	1,519	577
Advance payments and deferred revenue	1,019	1,918
Deferred income taxes	129	-
Current liabilities of discontinued operations	378	222
Total current liabilities	6,941	4,418

Stockholders' equity:
Preferred stock, $.01 par value per share.
Authorized 500,000 shares, none issued and outstanding	-	-
Common stock, $.01 par value per share.
Authorized 50,000,000 shares, issued 7,894,137 shares in 2002 and 7,107,533 shares in 2001	79	71
Additional paid-in capital	65,665	52,400
Accumulated deficit	(20,225)	(15,486)
Accumulated other comprehensive income (loss)	2,859	(1,526)
Net stockholders' equity	48,378	35,459
	$55,319	$39,877